INDUSTRIAL POWER CONTRACT

Between

U S Digital Mining Mississippi LLC And

Columbus Light and Water

Date: September 16, 2026 Contract No.:217260-136802-2 THIS CONTRACT, made and entered into by and between US Digital Mining Mississippi LLC

(“Company”), a corporation created and existing under and by virtue of the laws of the State of Mississippi, and Columbus Light and Water (“Distributor”), a municipality created and existing under and by virtue of the laws of the State of Mississippi;

W I T N E S S E T H:

WHEREAS, Company is constructing facilities at: 249 Datco Industrial Drive, Columbus, Mississippi; and has requested that Distributor supply the firm power and energy requirements for said facilities; and

WHEREAS, Company and Distributor wish to agree upon the terms and conditions under which a specified amount of firm power will be made available by Distributor to Company for the operation of Company’s facilities;

NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements set forth below, the parties agree as follows:

ARTICLE 1 SCOPE

Distributor will supply electric power and energy to Company, and Company will purchase, receive and pay Distributor for such electric power and energy in accordance with this Contract.

ARTICLE 2

EFFECTIVE DATE, TERM AND TERMINATION

2.1
Effective Date

This Contract shall become effective as of 0000 hours Central Prevailing Time on October 1, 2026; provided, however, that the provisions of this Contract for the delivery of power and energy shall be effective on the date the Distributor Facilities (as defined in Section 5.1) and the facilities to be constructed by the Company necessary to take delivery of power and energy are completed and placed into service (“In-Service Date”).

2.2
Term and Termination of Contract

This Contract shall continue in effect for an initial term of five years from the In-Service Date and may be terminated by either party following one (1) year written notice to the other party. Such one

(1) year notice to terminate can be given at any time following year five (5) of the initial term. A renewal of five (5) years as agreed upon by both parties.

Further, it is also expressly recognized that this Contract may be terminated by Distributor, or power supply from Distributor under this Contract may be suspended, in accordance with the Distributor Policies and Procedures attached hereto in Exhibit D.

If Company should give notice of termination hereunder, Distributor shall be under no obligation from the date of receipt of such notice to make or complete any additions to or changes in any transformation or distribution facilities for service to Company unless Company agrees to reimburse Distributor for its non-recoverable costs in connection with the making or completion of such additions or changes.

2.3
Early Termination Applicability

If either party terminates this Contract prior to the expiration of the initial term in a manner not consistent with Section 2.2 (Term and Termination of Contract) including termination by the Company before completion of the fourth (4th) year of the initial term, or without providing at least one (1) year prior written notice—an Early Termination Penalty shall apply.

2.4. Calculation of Penalty

The Early Termination Penalty shall be equal to (i) all fixed and demand-related charges that would have been payable for the remaining portion of the initial term, based on the Customer’s average monthly billing during the preceding twelve (12) months; and (ii) any direct costs incurred by the Distributor as a result of early termination, including but not limited to purchased power obligations, transmission or capacity commitments, and other non-recoverable expenses reasonably attributable to the Contract.

2.5
Payment of Penalty

The Early Termination Penalty shall be invoiced by the Distributor and shall be due and payable within thirty (30) days following the effective date of termination. Any unpaid amounts are subject to the provisions as specified in Exhibit A (Large Data Service Rate- Schedule DCB) of this Contract.

2.6
Limitation

No Early Termination Penalty shall apply if termination occurs after completion of the fourth (4th) year of the initial term and in accordance with the one (1) year notice provisions of Section 2.2 (Term and Termination of Contract).

ARTICLE 3 POWER SUPPLY

3.1
On-peak Contract Demand

Distributor will make available to Company 300 kW of firm power during the hours designated as on-peak hours in the Rate Schedule, which amount shall be the “onpeak contract demand.”

3.2
Off-peak Contract Demand

Distributor will make available to Company 11,000 kW of firm power during the hours designated as off-peak hours in the Rate Schedule, which amount shall be the “off-peak contract demand.”

3.3
Maximum Contract Demand

This contract allows a maximum demand not exceeding 11,000 kW. The Company shall not take electric power in excess of such maximum demand except by agreement of Distributor, but nothing herein contained shall be construed to relieve Company of the obligation to pay for such amounts of electric power as may actually be taken.

ARTICLE 4 RATES

4.1
Rate Schedule

Rate Schedule shall mean the Distributor’s Large Data Service Rate, Schedule DCB, which is attached to and made a part of this Contract as Exhibit A, as it may be modified, changed, replaced, or adjusted from time to time as provided under contractual arrangements between Distributor and TVA, Distributor’s supplier of power.

The power and energy made available for Company hereunder shall be purchased and paid for by Company in accordance with the provisions of said Rate Schedule.

4.2
Meter-Reading Time

Meter-Reading Time for any calendar month shall mean 0000 hours Central Prevailing Time (“CPT”) on the first day of the following calendar month, except that Distributor may change the time and date of the meter reading upon notice to Company.

4.3
Monthly Payment of Charges

Company shall pay Distributor monthly for power and energy available under this Contract. Each and every charge and payment provided for under this Contract shall be separate and cumulative and except as otherwise provided shall be in accordance with the rates and provisions of the Rate Schedule.

4.4
Minimum Bill

The minimum bill for power and energy for any billing period shall be the minimum bill specified in the Rate Schedule.

4.5
Conflicts

In case of conflict between the Rate Schedule and the body of this Contract, the Contract shall control. In case of conflict between the Rate Schedule and the Rules and Regulations, the Rate Schedule shall control.

ARTICLE 5

FACILITIES ARRANGEMENTS AND RECOVERY OF CAPITAL COSTS

5.1
Facilities Arrangements

Exhibit B (Power Supply Single Line) is attached to and made a part of this Contract. Exhibit B is a configuration sketch which depicts, at a very high level, the major equipment and facilities to be installed by the Distributor. Distributor will install, own, operate, and maintain the substation, distribution facilities and related improvements necessary to transform the power and energy from 13,090 volts to the service voltages indicated in paragraph 6.1 below as shown on Exhibit B (“Distributor Facilities”). The Distributor Facilities include facilities to provide electric service to Company (which will be paid for by Company as provided below) and facilities to serve Distributor’s electric system (which will not be paid for by Company). The In-Service Date shall be on or before September 16, 2025.

5.2
Capital Costs
5.2.1
Capital Costs. Capital Costs shall be defined as the actual cost of constructing the Distributor Facilities. Capital Costs shall be the total of the following: a) cost of equipment purchased by Distributor for the Distributor Facilities (“Distributor Purchased Equipment”); b) construction costs to erect and install equipment in the Distributor Facilities, including the cost of equipment and materials provided by the Contractor (“Construction Costs”); c) cost of surveying, engineering, and construction administration; and d) cost of final acceptance testing and commissioning.
5.2.2
Determination of Capital Costs. Distributor has allocated the estimated cost of the Distributor’s Facilities between the Company and Distributor as shown in Exhibit C. The Company’s share of such costs (the “Company’s Capital Costs”) is to be paid by the Company. The Company’s Capital Costs are estimated to be $0.

5.3
Default

In the event Company fails to perform any of its obligations under the terms of this Contract, including but not limited to failing to make any payment due under the terms of this Contract, then Company shall be in default. Distributor may make written demand on Company to cure any such default and Company shall have a period of thirty days to cure any such default. If Company cures the default within thirty (30) days from receipt of the demand from Distributor, then this Contract shall remain full force and effect. In the event Company does not cure the default within thirty (30) days upon receipt of the demand, then this Contract shall terminate and Distributor may pursue collection of costs and expenses as provided for herein.

In the event of termination for default, Company shall also be liable for all damages incurred by Distributor caused by Company's default and costs and expenses of pursuing collection of any and all sums due Distributor including reasonable attorney's fees.

Demand for purposes of this Contract shall be deemed made when Distributor delivers or mails a written demand to cure default either by personal delivery, by United States Mail, or by other expedited delivery to the address provided by the Company for Notices to be sent as set out in this Contract. Notice shall also be deemed to have been given in the event such delivery or mail comes back "refused" or "non-deliverable" from such address.

ARTICLE 6 CONDITIONS OF DELIVERY

Jeff Atwell

2024-06-17 21:07:00

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Corrected point of interconnection

6.1
Delivery Point

The point of delivery for power and energy made available under this Contract shall be the point of interconnection between the Distributor’s 13.09 kV load side primary bushings of each of Distributor’s primary metering current transformers and the Company’s 13.09 kV primary overhead conductors.

6.2
Delivery Voltage and Frequency

The power made available at the Delivery Point specified in this Contract shall be in the form of three-phase alternating current, 13.09kV nominal, and at a frequency of approximately 60 hertz. To avoid unusual fluctuations or disturbances on Distributor’s system, Company shall meet the minimum requirements specified by Distributor for voltage flicker, harmonics (such as harmonic current distortion), and other electrical characteristics consistent with generally accepted electric utility industry practices (such as ANSI C84.1 – 2020, American National Standard for Electric Power Systems and Equipment – Voltage Ratings (60 Hertz) and IEEE 519-2022 Standard for Harmonic Control in Electric Power Systems). Company shall provide, at its expense, suitable apparatus that will reasonably meet such Distributor requirements.

Maintenance by Distributor at the Delivery Point of the above-stated frequency and voltage within the above-stated limits shall constitute availability of power for purposes of this Contract.

6.3
Phase Balancing

Company shall endeavor to take and use power and energy in such manner that the current will be reasonably balanced on all three phases. In the event that any check indicates that the current on the most heavily loaded phase exceeds the current on either of the other phases by more than twenty percent (20%), Company shall make at its expense, upon request by the Distributor, the changes necessary to correct the unbalanced condition. If an unbalanced condition is not corrected within 60 days, or such other period as may be agreed upon, Distributor may elect to meter the load on individual phases and compute the total demand as being equal to three (3) times the maximum kW load on any phase. For all purposes under this Contract, the load on any phase shall be the load measured by a wattmeter connected with its current coil in that phase wire and its potential coil connected between that phase wire and the neutral voltage point.

6.4
Protective Equipment

Distributor shall not be obligated to provide equipment for the protection of Company’s lines, facilities, or equipment, but Distributor may provide such protective equipment as it deems necessary for the protection of its own property and operations. The electrical equipment installed by Company shall, in Distributor's sole judgment, be capable of satisfactory coordination with any protective equipment installed by Distributor. Company shall exercise all reasonable precautions and install all equipment necessary to limit its total demand to the amount to which it is entitled under this Contract.

6.5
Facilities

Company grants to Distributor for its use and without cost, such rights in, on, over, and across Company’s property as may be necessary or desirable to permit the maintenance, operation, repair, and replacement of Distributor’s electrical facilities required to serve Company. Such rights shall be subject to Company’s safety and security rules and regulations, which are provided to Distributor. Notwithstanding anything in this Contract which might be construed to the contrary, any of the electric substation facilities used in supplying power to Company under this Contract may be used in serving other loads in any manner which Distributor may deem necessary or desirable; provided, however, that in exercising such right of ingress and egress the Distributor will use regularly established roads or passageways and provide the Company the names of individuals entering the Company's property.

6.6
Metering
6.6.1
Determination of Power and Energy. Distributor shall be responsible for the installation and maintenance of the meters and associated equipment which in Distributor's judgment are needed to determine the amounts of power and energy used by Company.
6.6.2
Metering Outputs. Should Company desire access to wetted contact “kyz” pulse metering outputs from the Distributor’s metering installation for such purposes as monitoring and load control; TVA and Distributor are willing to make such access available to Company. Accordingly, Distributor may, if requested by Company in writing, provide and install at Company’s expense such additional facilities as are necessary for Company to access to “kyz” pulse metering outputs at the Distributor’s metering installation.
6.6.2.1
Noninterference with Metering. In exercising access to metering outputs Company shall not interfere with any operation, use of, or access to the metering installation by Distributor or TVA. In this regard Company agrees to immediately modify its facilities and operations in any manner as may be requested by Distributor or TVA to avoid any such interference.

6.6.2.2
No Warranty of Outputs. Neither Distributor nor TVA makes any statement, representation, claim, guarantee, assurance, or warranty of any kind whatsoever, including, but not limited to, representations or warranties, express or implied, (a) as to the accuracy or completeness of the metering outputs or as to such outputs' merchantability or fitness for any purposes for which Company uses or will use them or (b) as to quantity, kind, character, quality, capacity, design, performance, compliance with specifications, condition, size, description of any property, merchantability, or fitness for any use or purpose of any facilities through which the metering outputs are supplied. Company hereby waives, and releases Distributor, the United States of America, TVA, and their agents and employees from, any and all claims, demands, or causes of action, including, without limitation, those for consequential damages, arising out of or in any way connected with Company's use of the metering outputs.
6.7
Conditions of Delivery

Company shall not use electric service furnished by Distributor in such a manner as to cause excessive voltage fluctuations or distortions on Distributor’s electric system. Example sources of excessive voltage fluctuations and distortions shall include but are not limited to motor loads and processes which cause flicker, harmonic producing loads, and capacitor applications interacting with the Distributor’s system. Company shall not install and operate equipment that creates harmonic current or transients that cause excessive distortion to Distributor’s sinusoidal voltage waves. Determination of Company generated voltage fluctuations and waveform distortion will be made solely at Distributor’s discretion, by Distributor, based on standards and policies adopted by Distributor. Distributor may, as a condition of providing service, or as a condition of continuance of service, require Company at Company’s own expense to provide suitable apparatus that will limit such fluctuations and distortions to levels deemed appropriate by Distributor. In the event of Company’s inability or refusal to remedy or rectify Distributor’s concerns, Distributor may discontinue service.

Jeff Atwell

2024-06-17 21:07:00

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Added pandemic

It is also expressly recognized that the electric power and energy supplied under this Contract are supplied upon the condition that after they pass the Delivery Point, the power and energy become the responsibility of the Company. Accordingly,

6.7.1
Distributor shall not be liable for loss or damage to any person or property whatsoever, resulting directly from the use, misuse, or presence of said electric power and energy after its Delivery Point, except to the extent that in the absence of this item Distributor would otherwise be liable for such loss or damage if it is shown to have been occasioned by the negligence or legal fault of Distributor or its agents or employees; and
6.7.2
Company shall not be liable for loss or damage to any person or property whatsoever, resulting directly or indirectly from the use, misuse or presence of said electric power and energy prior to the Delivery Point, except to the extent that in the absence of this item Company would otherwise be liable for such loss or damage if it is shown to have been occasioned by the negligence or legal fault of Company or its agents or employees.
6.8
Interference With Availability of Power

The term "force majeure" shall be deemed to be a cause reasonably beyond the control of Distributor and TVA, such as, but without limitation to, injunction, administrative order, strike of employees, war, invasion, pandemic, fire, accident, floods, backwater caused by floods, acts of God, or inability to obtain or ship essential services, materials, or equipment because of the effect of similar causes on suppliers or carriers. Acts of God shall include without limitation the effects of drought if the drought is of such severity as to have a probability of occurrence not more often than an average of once in forty (40) years.

It is recognized by the parties that the availability of power to Company may be interrupted or curtailed from time to time during the term of this Contract because of force majeure or otherwise. Company shall be solely responsible for providing and maintaining such equipment in its plant and such emergency operating procedures as may be required to safeguard persons on its property, its property, and its operations from the effects of such interruptions or curtailments. Company assumes all risk of loss, injury, or damage to Company resulting from such interruptions or curtailments.

ARTICLE 7 POLICIES AND PROCEDURES

The electric power and energy made available to the Company by the Distributor under this Contract shall be delivered, taken, and paid for in accordance with the terms of this Contract and the Policies and Procedures (as amended, supplemented, or replaced), attached hereto in Exhibit D and hereby made a part hereof. In the event of any conflict between the provisions of the Distributor Policies and Procedures and the other provisions of this Contract, the latter shall control.

SECTION 8 INSURANCES

Both Company and Distributor shall maintain, in full force and effect for the entire term of this Agreement, Liability Insurance for Personal Injury and Property damage. A copy of Company’s and Distributor’s respective Certificates of Insurance are attached hereto in Exhibit E. Company has the right to request and the Distributor furnish the Company an up-to-date Certificate of Insurance upon request. Correspondingly, Distributor has the right to request and the Company furnish the Distributor an up-to- date Certificate of Insurance upon request.

SECTION 9 INCORPORATION OF APPENDICES

The attached Appendices are made a part of this Contract. In the event of any conflict between the body of this Contract and the Appendices, the Contract shall control.

ARTICLE 10 ASSIGNMENT OF CONTRACT

Company shall not assign this Contract without written notification to Distributor.

ARTICLE 11 WAIVERS

A waiver of one or more defaults shall not be considered a waiver of any other or subsequent default.

ARTICLE 12 DUPLICATE ORIGINALS

Any number of duplicate originals of this Contract may be executed, and all such duplicates shall constitute but one and the same instrument.

ARTICLE 13 NOTICES

13.1
Persons to Receive Notice

Any notice required by this Contract shall be deemed properly given if mailed, postage prepaid, or emailed and confirmed by telephone call, to:

Todd Liebel, Vice President

US Digital Mining Mississippi LLC 1200 W. Platt Street Suite 100

Tampa, FL 33606 TLiebel@Power-Compute.com 941-993-7577

on behalf of Company; or to

Angela Verdell, General Manager PO Box 949

Columbus MS 39703 Averdell@columbus-lw.com 662-328-7192

on behalf of Distributor.

13.2
Changes in Persons to Receive Notice

The designation of the person to be so notified, or the address of such person, may be changed at any time and from time to time by either party by similar notice.

IN WITNESS WHEREOF, the parties to this Contract have caused it to be executed by their duly authorized representatives, as of the day and year first above written.

US Digital Mining

By /s/ Todd Liebel

Name: Todd Liebel Title: Vice President

Date

September 30, 2026

Columbus Light & Water

By s/s Angela Verdell

Name: Angela Verdell Title: General Manager

Date 9/30/2026

EXHIBIT A

LARGE DATA SERVICE RATE- SCHEDULE DC

Exhibit A

DC Oct 2026

COLUMBUS LIGHT & WATER

LARGE DATA SERVICE RATES-SCHEDULE DC

(October 2026)

Availability

These rates and requirements shall apply to the electric power requirements where (a) a customer’s currently effective onpeak or offpeak contract demand, whichever is higher, is greater than 5,000 kW, and (b) the major use of electricity is for activities conducted at the delivery point serving that customer which are (1) classified with 2022 North American Industry Classification System (NAICS) subsector codes 518 or 519 (but excluding 519210), (2) classified with 2022 NAICS codes 522320 or 541214, or (3) used, in TVA’s sole judgment, for the operation of computational equipment; provided that the other conditions of this section are met.

Service under this rate schedule is subject to any certification requirements as TVA may require. Any customer taking service under this rate schedule is subject to the Capacity Commitment

Charge Rider (“CCC Rider”) for any new or expanded load. Prior to the effective date of any contract for new or expanded load, any charge calculated under the CCC Rider must be paid by the customer to TVA in accordance with payment instructions and terms provided by TVA. Additionally, prior to entering into any contract for power for new or expanded load, Distributor must notify and consult with TVA. Distributor and customer will contract with TVA, as deemed necessary by TVA, to provide for any TVA-required conditions applicable to delivery of power and energy from TVA to Distributor and from Distributor to customer. Such conditions may include, but are not limited to, power interruption provisions and operating restrictions and guidelines, or installation of special power regulation equipment.

Unless otherwise provided for in a written agreement between TVA and the distributor providing service under this rate schedule, for customers served under this rate schedule, the customer’s “meter-reading time” shall be 0000 hours CST or CDT, whichever is currently effective, on the first day of the calendar month following the month for which a bill under this rate schedule is being calculated. Further, in accordance with TVA-furnished or TVA-approved guidelines or specifications, TVA shall have unrestricted remote access to the metering data at all times, as well as unrestricted physical access to the metering facilities for the purpose of confirming remotely-accessed data during such periods as are specified by TVA.

For a customer requesting that its onpeak contract demand be different from its offpeak contract demand, this rate schedule shall be available only for (1) a new contract, (2) a replacement or renewal contract following expiration of the existing contract, or (3) a replacement or renewal contract or an amended existing contract in which the customer is increasing its demand requirements above the existing contract demand level, but under this item (3) neither the new onpeak nor the new offpeak contract demand shall be lower than the customer's existing contract demand.

The DCB rates below shall apply to customers with an onpeak or offpeak contract demand, whichever is higher, greater than 5,000 kW, but not more than 15,000 kW; DCC rates below shall apply to customers with an onpeak or offpeak contract demand, whichever is higher, greater than 15,000 kW, but not more than 25,000 kW; DCD rates below shall apply to customers with an onpeak or offpeak contract demand, whichever is higher, greater than 25,000 kW.

Character of Service

Alternating current, single- or three-phase, 60 hertz. Power shall be delivered at a transmission voltage of 161 kV or, if such transmission voltage is not available, at the highest voltage available in the vicinity, unless at the customer's request a lower standard voltage is agreed upon.

DC Oct 2026

Base Charges

The base charges for DCB, DCC, and DCD are set forth under the Base Charges Attachment to the rate schedule. Any references to the Base Charges section for this Schedule DC or the DCB, DCC, and DCD rates will be deemed to include the Base Charges Attachment.

Adjustment

The base demand and energy charges shall be increased or decreased in accordance with the current Adjustment Addendum published by TVA.

Facilities Rental Charge

There shall be no facilities rental charge under this rate schedule for delivery at bulk transmission voltage levels of 161 kV or higher. For delivery at less than 161 kV, there shall be added to the customer's bill a facilities rental charge. This charge shall be 36¢ per kW per month except for delivery at voltages below 46 kV, in which case the charge shall be 93¢ per kW per month for the first 10,000 kW and 73¢ per kW per month for the excess over 10,000 kW. Such charge shall be applied to the higher of

(1) the highest billing demand established during the latest 12-consecutive-month period or (2) the customer's currently effective onpeak or offpeak contract demand, whichever is higher, and shall be in addition to all other charges under this rate schedule, including minimum bill charges.

Reactive Demand Charges

If the reactive demand (in kVAR) is lagging during the 30-consecutive-minute period beginning or ending on a clock hour of the month in which the customer's highest metered demand occurs, there shall be added to the customer's bill a reactive charge of $1.46 per kVAR of the amount, if any, by which the reactive demand exceeds 33 percent of such metered demand. If the reactive demand (in kVAR) is leading during the 30-consecutive-minute period beginning or ending on a clock hour of the month in which the customer's lowest metered demand (excluding any metered demands which are less than 25 percent of the highest metered demand) occurs, there shall be added to the customer's bill a reactive charge of $1.14 per kVAR of the amount of reactive demand. Such charges shall be in addition to all other charges under this rate schedule, including minimum bill charges.

Determination of Seasonal Periods

Summer Period shall mean the June, July, August, and September billing months. Winter Period shall mean the December, January, February, and March billing months. Transition Period shall mean the April, May, October, and November billing months.

Determination of Onpeak and Offpeak Hours

Except for Saturdays, Sundays, November 1, and the weekdays that are observed as Federal holidays for New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day, Onpeak hours for each day shall for purposes of this rate schedule be from 1 p.m. to 7

p.m. during the months of April, May, June, July, August, September and October and from 4 a.m. to 10

a.m. during the months of January, February, March, November, and December. For all other hours of each day and all hours of such excepted days shall be offpeak hours. Such times shall be Central Standard Time or Central Daylight Time, whichever is then in effect. Said onpeak and offpeak hours are subject to change by TVA. In the event TVA determines that such changed onpeak and offpeak hours are appropriate, it shall so notify Distributor at least 12 months prior to the effective date of such changed hours.

DC Oct 2026

Determination of Onpeak and Offpeak Demands, Maximum Metered Demand, and Energy Amounts

The onpeak and offpeak kWh for any month shall be the energy amounts taken during the respective hours of the month designated under this rate schedule as onpeak and offpeak hours; provided, however, that notwithstanding the metered energy amount, the offpeak energy for any month shall in no case be less than the product of (1) the offpeak billing demand as calculated in the last paragraph below and (2) 110 hours (reflecting a 15 percent load factor applied to the average number of hours in a month).

Distributor shall meter the onpeak and offpeak demands in kW of all customers taking service under this rate schedule. The onpeak metered demand and offpeak metered demand for any month shall be determined separately for the respective hours of the month designated under this rate schedule as onpeak and offpeak hours and, in each case, shall be the highest average during any 30-consecutive-minute period beginning or ending on a clock hour.

Except as provided below, (1) the onpeak billing demand shall be the highest onpeak metered demand in the month, (2) the offpeak billing demand shall be the highest offpeak metered demand in the month, and (3) the maximum billing demand shall be the higher of the onpeak billing demand or offpeak billing demand in the month.

The onpeak billing demand shall in no case be less than the sum of (1) 30 percent of the first 5,000 kW, (2) 40 percent of the next 20,000 kW, (3) 50 percent of the next 25,000 kW, (4) 60 percent of the next 50,000 kW, (5) 70 percent of the next 100,000 kW, (6) 80 percent of the next 150,000 kW, and

(7) 85 percent of all kW in excess of 350,000 kW of the higher of the currently effective onpeak contract demand or the highest onpeak billing demand established during the preceding 12 months.

The offpeak billing demand shall in no case be less than the sum of (1) 30 percent of the first 5,000 kW, (2) 40 percent of the next 20,000 kW, (3) 50 percent of the next 25,000 kW, (4) 60 percent of the next 50,000 kW, (5) 70 percent of the next 100,000 kW, (6) 80 percent of the next 150,000 kW, and

(7) 85 percent of all kW in excess of 350,000 kW of the higher of the currently effective offpeak contract demand or the highest offpeak billing demand established during the preceding 12 months.

Minimum Bill

The monthly bill under this rate schedule, excluding any facilities rental charges and any reactive charges, shall not be less than the sum of (1) the base customer charge and administrative charge, (2) the portion of the base demand charge, as adjusted, applicable to onpeak billing demand applied to the customer's onpeak billing demand, (3) the portion of the base demand charge, as adjusted, applicable to maximum billing demand applied to the to the customer's maximum billing demand, (4) the base onpeak energy charge, as adjusted, applied to the customer's onpeak energy takings, and (5) the base offpeak energy charge, as adjusted, applied to the higher of customer's actual offpeak energy takings or the minimum offpeak energy takings amount provided for in the first paragraph of the section of this rate schedule entitled “Determination of Onpeak and Offpeak Demands, Maximum Metered Demand, and Energy Amounts.” Notwithstanding the foregoing, amounts calculated under any fuel cost adjustment

DC Oct 2026

that is included in the Adjustment Addendum shall not be applied to any billed offpeak energy that exceeds the metered offpeak energy.

Excess demand charges are excluded from this calculation.

Distributor may require minimum bills higher than those stated above, including, without limitation, charges to cover any additional metering and related costs.

Contract Requirement

Distributor shall require contracts for all service provided under this rate schedule. The contract for customers served under DCB and DCC rates shall be for an initial term of at least 5 years and any renewals or extensions of the initial contract shall be for a term of at least 1 year; after 10 years of service, any such contract for the renewal or extension of service may provide for termination upon not less than 4 months’ notice. The contract for customers served under DCD rates shall be for an initial term of at least 5 years and any renewals or extensions of the initial contract shall be for a term of at least 5 years; after 10 years of service, any such contract for the renewal or extension of service may provide for termination upon not less than 16 months’ notice. The customer shall contract for its maximum requirements, which shall not exceed the amount of power capable of being used by customer, and Distributor shall not be obligated to supply power in greater amount at any time than the customer's currently effective onpeak or offpeak contract demand. If the customer uses any power other than that supplied by Distributor under this rate schedule, the contract may include other special provisions. The rate schedule in any power contract shall be subject to adjustment, modification, change, or replacement from time to time as provided under the power contract between Distributor and TVA.

Prior to entering into any contract for power for new or expanded load, Distributor must notify and consult with TVA. Distributor and Company will contract with TVA, as deemed necessary by TVA, to provide for any TVA-required conditions applicable to delivery of power and energy from TVA to Distributor and from Distributor to the customer.

The contract demand amounts and applicable rates specified in the contract may be adjusted by TVA as provided under this paragraph. For customers served under DCB, DCC, or DCD rates, beginning October 1, 2027, and occurring each October 1 thereafter, TVA will calculate the customer’s highest onpeak and offpeak billing demand, established in the preceding 36 months. In the event that the customer's onpeak and/or offpeak billing demand is below 75% of the onpeak or offpeak contract demand, which is higher, TVA will provide at least 60 days’ written notice of an adjustment to the onpeak and/or offpeak contract demands. Said adjustment to the onpeak and/or offpeak contract demands would be established by dividing the customer’s highest onpeak or offpeak billing demand from the preceding 36 months by 0.75. Distributor will promptly notify the customer, in writing, of the adjusted contract demand amounts and the TVA-specified effective date. In the event the adjustment of the contract demand warrants the customer being served under a different rate schedule, the applicable rate schedule will be attached to said notice. Within 30 days of the date of the notice from TVA, Distributor may submit to TVA a request for a one-year exemption due to force majeure or other events outside of the customer’s control that are impacting the onpeak or offpeak billing demand. TVA will approve such request so long as (1) the customer has previously met or exceeded 75% of its onpeak or offpeak contract demand, whichever is higher, and (2) customer demonstrates, to TVA’s satisfaction, customer’s plan for meeting or exceeding 75% of its contract demand.

The requirement set forth in preceding paragraph shall not apply to customers that have been supplied with service through a single-point of delivery for less than ten years. The requirement set forth in the preceding paragraph also shall not apply to federal customers whose primary use of power supports activities essential to national defense. For purposes of this provision, a customer’s use of power shall be considered in support of national defense when the predominant use of electricity directly

DC Oct 2026

enables activities, operations, or facilities determined by TVA to be directly tied to national defense needs.

Payment

Bills under this rate schedule will be rendered monthly. Any amount of the bill that is unpaid after the due date specified on bill may be subject to additional charges under Distributor's standard policy.

Failure by the customer to pay to TVA any amount due under the CCC Rider will be deemed a failure by the customer to have paid its power bill and all remedies available for non-payment of the power bill will be applicable for any amount due.

Single-Point Delivery

The charges under this rate schedule are based upon the supply of service through a single delivery and metering point, and at a single voltage. If service is supplied to the same customer through more than one point of delivery or at different voltages, the supply of service at each delivery and metering point and at each different voltage shall be separately metered and billed.

Service is subject to Rules and Regulations of Distributor.

(This space intentionally left blank)

DC Oct 2026

Base Charges Attachment

Any customer taking service under this rate schedule is subject to the Capacity Commitment Charge Rider for any new or expanded load. Prior to the effective date of any contract for new or expanded load, any charge calculated under the Capacity Commitment Charge Rider must be paid by the customer to TVA in accordance with payment instructions provided by TVA.

As used in this Base Charges Attachment, amounts designated in the format “Rate-FY27”, “Rate-FY28”, and “Rate-FY29+” shall be applied in the following manner: Rate-FY27 will be applicable for the period of October 2026 through September 2027; Rate-FY28 will be applicable for the period of October 2027 through September 2028; and Rate-FY29+ will be applicable for the period of October 2028 onward. All rate amounts, regardless of whether they are in effect at the time, continue to be subject to the Adjustments section of this rate schedule.

	DCB	DCC	DCD
Customer Charge	$1,500.00	$1,500.00	$1,500.00	per delivery point per month
Administrative Charge	$350.00	$350.00	$350.00	per delivery point per month

Demand Charges

		DCB-FY27 ($/kW)	DCB-FY28 ($/kW)	DCB-FY29+ ($/kW)
Summer Period	Onpeak Demand	11.27	12.20	13.13	per month of onpeak billing demand
	Maximum Demand	1.81	1.96	2.09	per month of maximum billing demand
	Excess Demand	11.27	12.20	13.13

per month of the amount, if any, by which (1) the customer's onpeak billing demand exceeds its onpeak contract demand or (2) the customer’s offpeak billing demand exceeds its offpeak contract demand, whichever is higher.

Winter Period	Onpeak Demand	10.19	11.02	11.87	per month of onpeak billing demand
	Maximum Demand	1.81	1.96	2.09	per month of maximum billing demand
	Excess Demand	10.19	11.02	11.87

per month of the amount, if any, by which (1) the customer's onpeak billing demand exceeds its onpeak contract demand or (2) the customer’s offpeak billing demand exceeds its offpeak contract demand, whichever is higher.

Transition Period	Onpeak Demand	10.19	11.02	11.87	per month of onpeak billing demand
	Maximum Demand	1.81	1.96	2.09	per month of maximum billing demand
	Excess Demand	10.19	11.02	11.87

per month of the amount, if any, by which (1) the customer's onpeak billing demand exceeds its onpeak contract demand or (2) the customer’s offpeak billing demand exceeds its offpeak contract demand, whichever is higher.

DC Oct 2026

		DCC-FY27 ($/kW)	DCC-FY28 ($/kW)	DCC-FY29+ ($/kW)
Summer Period	Onpeak Demand	11.27	12.20	13.13	per month of onpeak billing demand
	Maximum Demand	1.30	1.45	1.58	per month of maximum billing demand
	Excess Demand	11.27	12.20	13.13

per month of the amount, if any, by which (1) the customer's onpeak billing demand exceeds its onpeak contract demand or (2) the customer’s offpeak billing demand exceeds its offpeak contract demand, whichever is higher.

Winter Period	Onpeak Demand	10.19	11.02	11.87	per month of onpeak billing demand
	Maximum Demand	1.30	1.45	1.58	per month of maximum billing demand
	Excess Demand	10.19	11.02	11.87

per month of the amount, if any, by which (1) the customer's onpeak billing demand exceeds its onpeak contract demand or (2) the customer’s offpeak billing demand exceeds its offpeak contract demand, whichever is higher.

Transition Period	Onpeak Demand	10.19	11.02	11.87	per month of onpeak billing demand
	Maximum Demand	1.30	1.45	1.58	per month of maximum billing demand
	Excess Demand	10.19	11.02	11.87

per month of the amount, if any, by which (1) the customer's onpeak billing demand exceeds its onpeak contract demand or (2) the customer’s offpeak billing demand exceeds its offpeak contract demand, whichever is higher.

		DCD-FY27 ($/kW)	DCD-FY28 ($/kW)	DCD-FY29+ ($/kW)
Summer Period	Onpeak Demand	11.27	12.20	13.13	per month of onpeak billing demand
	Maximum Demand	1.19	1.34	1.47	per month of maximum billing demand
	Excess Demand	11.27	12.20	13.13

per month of the amount, if any, by which (1) the customer's onpeak billing demand exceeds its onpeak contract demand or (2) the customer’s offpeak billing demand exceeds its offpeak contract demand, whichever is higher.

		DCD-FY27 ($/kW)	DCD-FY28 ($/kW)	DCD-FY29 ($/kW)
Winter Period	Onpeak Demand	10.19	11.02	11.87	per month of onpeak billing demand
	Maximum Demand	1.19	1.34	1.47	per month of maximum billing demand

DC Oct 2026

		DCD-FY27 ($/kW)	DCD-FY28 ($/kW)	DCD-FY29 ($/kW)
	Excess Demand	10.19	11.02	11.87

per month of the amount, if any, by which (1) the customer's onpeak billing demand exceeds its onpeak contract demand or (2) the customer’s offpeak billing demand exceeds its offpeak contract demand, whichever is higher.

Transition Period	Onpeak Demand	10.19	11.02	11.87	per month of onpeak billing demand
	Maximum Demand	1.19	1.34	1.47	per month of maximum billing demand
	Excess Demand	10.19	11.02	11.87

per month of the amount, if any, by which (1) the customer's onpeak billing demand exceeds its onpeak contract demand or (2) the customer’s offpeak billing demand exceeds its offpeak contract demand, whichever is higher.

Energy Charges

		DCB-FY27 (¢/kWh)	DCB-FY28 (¢/kWh)	DCB-FY29+ (¢/kWh)
Summer Period	Onpeak Hours	6.084	6.595	7.106	per month for all metered onpeak kWh
	Offpeak Hours Block 1	3.484	3.781	4.077	per month for the first 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 2	0.22	0.248	0.275	per month for the next 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 3	0.011	0.022	0.031	per month for the hours use of metered onpeak demand in excess of 400 hours multiplied by the ratio of offpeak energy to total energy
	Minimum Offpeak Energy	3.484	3.781	4.077	per month shall be applied to the portion, if any, of the minimum offpeak energy takings amount that is greater than the metered energy

DC Oct 2026

Winter Period	Onpeak Hours	4.873	5.284	5.695	per month for all metered onpeak kWh
	Offpeak Hours Block 1	3.73	4.047	4.364	per month for the first 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 2	0.22	0.248	0.275	per month for the next 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 3	0.011	0.022	0.031	per month for the hours use of metered onpeak demand in excess of 400 hours multiplied by the ratio of offpeak energy to total energy
	Minimum Offpeak Energy	3.73	4.047	4.364	per month shall be applied to the portion, if any, of the minimum offpeak energy takings amount that is greater than the metered energy
Transition Period	Onpeak Hours	3.825	4.15	4.474	per month for all metered onpeak kWh
	Offpeak Hours Block 1	3.825	4.15	4.474	per month for the first 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 2	0.22	0.248	0.275	per month for the next 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 3	0.011	0.022	0.031	per month for the hours use of metered onpeak demand in excess of 400 hours multiplied by the ratio of offpeak energy to total energy
	Minimum Offpeak Energy	3.825	4.15	4.474	per month shall be applied to the portion, if any, of the minimum offpeak energy takings amount that is greater than the metered energy

		DCC-FY27 (¢/kWh)	DCC-FY28 (¢/kWh)	DCC-FY29+ (¢/kWh)
Summer Period	Onpeak Hours	6.111	6.625	7.138	per month for all metered onpeak kWh
	Offpeak Hours Block 1	3.36	3.646	3.933	per month for the first 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 2	0.374	0.414	0.454	per month for the next 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 3	0.374	0.414	0.454	per month for the hours use of metered onpeak demand in excess of 400 hours multiplied by the ratio of offpeak energy to total energy
	Minimum Offpeak Energy	3.36	3.646	3.933	per month shall be applied to the portion, if any, of the minimum offpeak energy takings amount that is greater than the metered energy

DC Oct 2026

		DCC-FY27 (¢/kWh)	DCC-FY28 (¢/kWh)	DCC-FY29+ (¢/kWh)
Winter Period	Onpeak Hours	4.856	5.266	5.676	per month for all metered onpeak kWh
	Offpeak Hours Block 1	3.605	3.912	4.218	per month for the first 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 2	0.374	0.414	0.454	per month for the next 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 3	0.374	0.414	0.454	per month for the hours use of metered onpeak demand in excess of 400 hours multiplied by the ratio of offpeak energy to total energy
	Minimum Offpeak Energy	3.605	3.912	4.218	per month shall be applied to the portion, if any, of the minimum offpeak energy takings amount that is greater than the metered energy
Transition Period	Onpeak Hours	3.701	4.016	4.33	per month for all metered onpeak kWh
	Offpeak Hours Block 1	3.701	4.016	4.33	per month for the first 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 2	0.374	0.414	0.454	per month for the next 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 3	0.374	0.414	0.454	per month for the hours use of metered onpeak demand in excess of 400 hours multiplied by the ratio of offpeak energy to total energy
	Minimum Offpeak Energy	3.701	4.016	4.33	per month shall be applied to the portion, if any, of the minimum offpeak energy takings amount that is greater than the metered energy

		DCD-FY27 (¢/kWh)	DCD-FY28 (¢/kWh)	DCD-FY29+ (¢/kWh)
Summer Period	Onpeak Hours	5.861	6.354	6.846	per month for all metered onpeak kWh
	Offpeak Hours Block 1	3.111	3.377	3.643	per month for the first 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 2	0.188	0.213	0.237	per month for the next 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 3	0.123	0.142	0.162	per month for the hours use of metered onpeak demand in excess of 400 hours multiplied by the ratio of offpeak energy to total energy
	Minimum Offpeak Energy	3.111	3.377	3.643	per month shall be applied to the portion, if any, of the minimum offpeak energy takings amount that is greater than the metered energy

DC Oct 2026

		DCD-FY27 (¢/kWh)	DCD-FY28 (¢/kWh)	DCD-FY29+ (¢/kWh)
Winter Period	Onpeak Hours	4.605	4.994	5.383	per month for all metered onpeak kWh
	Offpeak Hours Block 1	3.354	3.64	3.926	per month for the first 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 2	0.188	0.213	0.237	per month for the next 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 3	0.123	0.142	0.162	per month for the hours use of metered onpeak demand in excess of 400 hours multiplied by the ratio of offpeak energy to total energy
	Minimum Offpeak Energy	3.354	3.64	3.926	per month shall be applied to the portion, if any, of the minimum offpeak energy takings amount that is greater than the metered energy
Transition Period	Onpeak Hours	3.45	3.744	4.038	per month for all metered onpeak kWh
	Offpeak Hours Block 1	3.45	3.744	4.038	per month for the first 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 2	0.188	0.213	0.237	per month for the next 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 3	0.123	0.142	0.162	per month for the hours use of metered onpeak demand in excess of 400 hours multiplied by the ratio of offpeak energy to total energy
	Minimum Offpeak Energy	3.45	3.744	4.038	per month shall be applied to the portion, if any, of the minimum offpeak energy takings amount that is greater than the metered energy

DC Oct 2026

Capacity Commitment Charge Rider

This Capacity Commitment Charge Rider (“Rider”) will be in addition to all charges applicable under the “Large Data Service Rates -- Schedule DC” to which this Rider is attached. For applicability of this Rider, a customer (served by either the Tennessee Valley Authority (“TVA”) or a Distributor under Schedule DC) is required to pay the Capacity Commitment Charge for new or expanded load if the customer meets one or more of the following criteria:

•
is a new customer that will be served by TVA or by a Distributor at a new end-use delivery point and the power consumed by the customer meets the eligibility requirements in the “Availability” section of Schedule DC;
•
is a new customer that has acquired an existing end-use delivery point served by TVA or by a Distributor and the power consumed by the new customer meets the eligibility requirements in the “Availability” section of Schedule DC;
•
is an existing customer that repurposes its existing end-use delivery point that was most recently utilized to consume power that met the eligibility requirements for a rate schedule other than Schedule DC and the power consumed by the customer at the repurposed delivery point meets the eligibility requirements in the “Availability” section of Schedule DC; or
•
is an existing customer requesting an increase in the specified contract demand for its existing end-use delivery point and the power consumed by the customer meets the eligibility requirements in the “Availability” section of Schedule DC.

For new load requests, the Capacity Commitment Charge will only apply above the first 5 MW of contract demand. Existing loads (as defined below) may request a one-time, location-specific, 5 MW or less waiver, of the Capacity Commitment Charge for load expansions.

For customers that meet the eligibility requirements in the “Availability” section of Schedule DC, “Existing” load is not subject to the Capacity Commitment Charge. A customer’s load is considered “Existing” if:

•
a customer has received TVA Board approval for power supply arrangements for a new load or expansion load prior to June 1, 2026; or
•
a customer has an effective power contract for the new or expanded load with either TVA or a Distributor of TVA power prior to October 1, 2026, provided that any effective contract between a Distributor and end-use customer will only be considered “Existing” where proper coordination with TVA has occurred in accordance with the wholesale power contract.

In the event (1) Distributor and a customer enter into a new power contract, or amend an existing power contract to increase power availability, and (2) the power consumed or to be consumed by the customer meets the eligibility requirements in the “Availability” section of Schedule DC, and (3) Distributor and/or Company have not properly coordinated with TVA as required under the power contract between TVA and Distributor and other TVA-established coordination policies and procedures, then the customer’s load will be considered new or expanded load and the provisions of this Rider will apply.

The Capacity Commitment Charge is a TVA Board-approved charge calculated on a per MW basis and represents the cost of building the additional generation assets needed to serve the next MW of capacity (“Incremental Capacity Cost”) that would not be recovered through the rates provided in Large Data Service Rates -- Schedule DC. Capacity Commitment Charge payments are non-refundable.

At least once each fiscal year, the TVA Board will establish a specified MW amount of capacity available for that fiscal year (“Cohort Threshold”) and approve a Capacity Commitment Charge that will apply to the Cohort Threshold until either (a) the Cohort Threshold is met or (b) the fiscal year passes and a new Capacity Commitment Charge is established and approved by the TVA Board for the next Cohort.

Available capacity (MW) in each Cohort Threshold will be applied to customers on a first-come, first-serve

DC Oct 2026

basis. All customers who have secured capacity (MW) available under the Cohort Threshold will make up the “Cohort.” Each Cohort member will be subject to the same Capacity Commitment Charge and interruption requirements established by TVA (currently designated as power interruption provisions “PIP") until the date TVA no longer requires such interruption provisions (“Firm Generation Date”).

The customer will secure a spot in the then-current Cohort and the Capacity Commitment Charge for the Firm Generation Date will become fixed upon complete execution of the TVA-required contractual arrangements (under which there are Capacity Commitment Charge payment obligations) between TVA and the customer (and Distributor, if applicable). In the event customer fails to take power within five (5) years of the Firm Generation Date, the greater of 1) the Capacity Commitment Charge based on the Firm Generation Date, or 2) the then-current Capacity Commitment Charge, will apply.

For fiscal year 2027, the first Cohort Threshold is 2,000 MW (“Cohort 1”), and the Capacity Commitment Charge is $1.521 million/MW. Specific PIP requirements required by TVA will be set forth in any TVA-required contractual arrangement necessary for service to the customer. Future Cohort Thresholds and the applicable Capacity Commitment Charge will be determined by the TVA Board and applied as set out above. Future Cohort members will be subject to any interruption requirements established by TVA.

For initial implementation, the Capacity Commitment Charge will not apply to new or expanded load requests 100 MW or less that are deemed to be “inflight” in accordance with criteria established by TVA. Inflight load requests will be subject to the same PIP requirements established by TVA for Cohort 1.

Exhibit B

EXHIBITB

POWER SUPPLY SINGLE LINE

Exhibit B

OVERHEAD LINE

TRANS OWNED

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PRIVATE RECLOSURE

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Exhibit B

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Exhibit C

EXHIBIT C

POWER SUPPLY COST ESTIMATE

(Not Applicable)

Exhibit D

EXHIBITD

DISTRIBUTOR POLICIES AND PROCEDURES

C.Olumbus =6

Light water

City of Columbus, MS, Light and Water Department Schedule of Rules and Regulations

Approved by Board on 4/21/16 EFFECTIVE 5/1/16

The Schedule of Rules and Regulation is part of all contracts for receiving utility service from Columbus Light and Water and applies to all services received from Columbus Light and Water, whether the service is based upon contract, agreement, signed application, or otherwise. A copy of this Schedule of Rules and Regulations together with a copy of Columbus Light and Water's Schedule of Standard Rates and Charges, which was approved in a public Columbus Light and Water's Utility Commissioners meeting, shall be kept open to inspection at the offices of Columbus Light and Water located at 420 4th Avenue South, Columbus, MS 39701 (or found on our website - www.columbus-lw.com. Our Customer Service Department can be reached at (662)328-7192.

1.
Application for Service: Each prospective Customer desiring electric, water, or sanitary sewer service may be required to sign Distributor's standard form of application for service or contract before service is supplied by Columbus Light and Water.

2.
Deposit: Suitable guarantees may include cash, certificates of deposit, letters of credit or utility bonds.
a.
Residential customer deposits shall not exceed twice the average of the highest monthly bill for all residential customers, which is calculated annually.
b.
For general power customers, a deposit shall not exceed twice the highest estimated or historical monthly bill.

c.
Customer deposits will earn interest at the same rate as Columbus Light and Water's primary bank account. Such interest will be credited to the customer's account once a year.
d.
Customer may inquire on balance of deposit and earned interest accumulated since the last credited date.
e.
Deposits for all residential customers will normally be due in full upon application for new service. If customer is not financially able to pay the deposit in full at time of application, one half will be due with the application and one half will be billed with the first month's usage billing and due according to Section 10 of these Rules and Regulations. If a financial hardship has resulted in a personal bankruptcy filing within the last 12 months, the balance of the required deposit after paying one half attime of application, can be paid in equal installments over the next 90 days.
f.
Deposit policies are to be applied without regard to race, color, creed, sex, age, national origin, or marital status.

3.
Point of Delivery: The point of delivery is the point, as designated by Columbus Light and Water, on Customer's premises or right of way where service is to be delivered to building or premises. All wiring, piping and equipment beyond this point of delivery shall be provided and maintained by Customer at no expense to Columbus Light and Water.

4.
Customer's Wiring-Standard: All wiring of Customer must conform to Columbus Light and Water's requirements and accepted modern standards, as exemplified by the requirements of the National Electrical Safety Code and the National Electric Code.

Columbus Light and Water Rules and Regulations - MAY, 2016

5.
Customer's Plumbing Standard: All plumbing of Customer must conform to the City of Columbus Ordinances, Columbus Light and Water's requirements and accepted modern standards, as exemplified by the requirements of the International Plumbing Code and to follow the guidelines set forth by the State Department of Health regarding onsite wastewater disposal.

6.
Inspections: Columbus Light and Water shall have the right, but shall not be obligated, to inspect any installation before electricity, water, and sewer is introduced or at any later time, and reserves the right to reject any wiring, appliances, plumbing, and fixtures not in accordance with Columbus Light and Water's standards; but such inspection or failure to inspect or reject shall not render Columbus Light and Water liable or responsible for any loss or damage resulting from defects in the installation, wiring, appliances, plumbing and fixtures, or from violation of Columbus Light and Water's rules, or from accidents which may occur upon Customer's premises.

7.
Underground Electrical Service Lines: Customer desiring underground service lines from Columbus Light and Water's overhead system must bear the excess cost incident thereto. Specifications and terms for such construction will be furnished by CL&W on request.

8.
Customer's Responsibility for Columbus Light and Water's Property: All meters, service connections, and other equipment furnished by Columbus Light and Water shall be, and remain, the property of Columbus Light and Water. Customer shall provide a space for and exercise proper care to protect the property of Columbus Light and Water on its premises, and, in the event of loss or damage to Columbus Light and Water's property arising from neglect of Customer to care for same, the cost of the necessary repairs or replacement shall be paid by Customer.

9.
Right to Access: Columbus Light and Water's employees identified by badges and/or company uniforms shall have access to Customer's premises at all reasonable times for the purpose of reading meters, testing ,repairing, removing or exchanging any or all equipment belonging to Columbus Light and Water. If a dog or other pet is present and NOT secured away from a meter which Columbus Light and Water personnel is attempting to read, usage will be estimated for the electric/water until such time as the owner secures the animal at a safe distant from the meter. When it becomes safe to enter the yard or premise, an accurate reading will be obtained and billed accordingly.

10.
Billing: Bills will be rendered monthly and shall be paid at the office of Columbus Light and Water or at other locations designated by Columbus Light and Water. Failure to receive bill will not release Customer from payment obligation. Should bills not be paid by due date specified on bill, Columbus Light and Water will send notification two (2) days after the due date to the customer of its intent to discontinue service. Ten (10) days from the date of the notification, Columbus Light and Water may discontinue service. Should the due date of bill fall on Sunday or holiday, the business day next following the due date will be held as a day of grace for delivery of payment. Columbus Light and Water will have a standard net payment period for residential customers of not less than fifteen (15) days, and for other classes of service of not less than ten (10) days, after the date of the bill. Columbus Light and Water may establish for any class of service a late payment charge of no more than five (5) percent for any portion of bill paid after the net payment period. Customers desiring to receive electronic bill presentation and electric termination notices must enroll in Columbus Light and Water's electronic notice program by completing the applicable form and consenting to its terms and conditions.

Columbus Light and Water Rules and Regulations - MAY, 2016 ColumbusQ

Light Water

11.
Discontinuance of Service by Columbus Light and Water: Columbus Light and Water may refuse to connect or may discontinue service for the violation of any of its Rules and Regulations, or for violations of any of the provisions of the Schedule of Rates and Charges or of the Customer application or contract. Columbus Light and Water may discontinue service to Customer for the theft of electrical current, water or for the appearance of current theft devices on the premises of Customer. The discontinuance of service by Columbus Light and Water for any causes as stated in this rule does not release Customer from his obligation to Columbus Light and Water for the payment of minimum bills as specified in application of Customer or contract with Customer.

a.
Extreme Weather Condition: Columbus Light and Water evaluates weather conditions daily at www.weather.com for Columbus, MS 39701. In the event heat advisories are issued for Columbus or the temperature is expected to be below 32 degrees Fahrenheit over a 24 hour period, Columbus Light and Water will postpone the disconnection of service of residential customers scheduled for such disconnection due to non-payment. Where disconnection is postponed due to an extreme weather condition, the postponement will not extend beyond the extreme weather condition.
b.
Medical Necessity: Upon Columbus Light and Water's medical necessity form, disconnection of service will be postponed for 30 days from the original scheduled disconnect date to allow customer time to make payment or alternative shelter arrangements. The medical necessity form must be completed by a medical doctor licensed to practice in the State of Mississippi certifying that the disconnection of electrical service would create a life threatening medical situation for the customer or other permanent resident of the customer's household. It is the responsibility of the customer to ensure that the form has been approved by Columbus Light and Water. A life threatening medical condition does not relieve a customer of the obligation to pay for services, including any late fee incurred or other applicable charges. Subsequent bills will be due as per the terms set forth in Section 10. Columbus Light and Water will only grant this postponement for termination one time per twelve month period. If full payment of the respective past due amount, including all late fees, is not received by the end of each 30-day postponement period, electrical service will be disconnected without further notice.

12.
Connection, Reconnection, and Disconnection Charges: Columbus Light and Water may establish and collect standard charges to cover the reasonable average cost, including administration of connecting or reconnecting service, or disconnecting service as provided above. Higher charges may be established and collected when connections and reconnections are performed after normal office hours, or when special circumstances warrant.

13.
Termination of Contract by Customer: Customers who have fulfilled their contract terms and wish to discontinue service must give at least three (3) days written notice to that effect, unless contract specifies otherwise. Notice to discontinue service prior to expiration of contract term will not relieve Customer from any minimum or guaranteed payment under contract or rate.

14.
Service Charges for Temporary Service: Customers requiring electric, water, and sewer service on a temporary basis may be required by Columbus Light and Water to pay all costs for connection and disconnection incidental to the supplying and removing of service. This rule applies to circuses, carnivals, fairs, temporary construction, and the like.

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Columbus Light and Water Rules and Regulations - MAY, 2016

15.
Interruption of Service: Columbus Light and Water will use reasonable diligence in supplying electricity, water, or sewer collection, but shall not be liable for breach of contract in the event of, or for loss, injury, or damage to persons or property resulting from, interruptions in service, excessive or inadequate voltage, single-phasing, or otherwise unsatisfactory service, blockage or interruption of mains, whether or not caused by negligence.

16.
Shortage of Electricity and Water: In the event of an emergency or other condition causing a shortage in the amount of electricity or water for Columbus Light and Water to meet the demand on its system, Columbus Light and Water may, by an allocation method deemed equitable by Columbus Light and Water fix the amount of electricity or water to be made available for use by Customer and/or may otherwise restrict the time during which customer may make use of electricity or water and the uses which Customer may make of service. If such actions become necessary, Customer may request a variance because of unusual circumstances including matters adversely affecting the public health, safety and welfare. If Customer fails to comply with such allocation or restriction, Columbus Light and Water may take such remedial actions as it deems appropriate under the circumstances including temporarily disconnecting service and charging additional amounts because of the excess use. The provisions of the Section entitled Interruption of Service of this Schedule of Rules and Regulations are applicable to any such allocation or restriction.

17.
Fluctuations or Disturbances Caused by Customer: Electric, water, or sewer service must not be used in such a manner as to cause unusual fluctuations or disturbances to Columbus Light and Water's systems. Columbus Light and Water may require Customer, at his own expense, to install suitable apparatus which will reasonably limit such fluctuations or disturbances. Fluctuations and disturbances would include, but are not limited to, voltage fluctuations and abnormal withdrawing of water or discharging of sanitary sewer.

18.
Additional Load: The service connection, transformers, water mains, sewer mains, pump stations, meters and equipment supplied by Columbus Light and Water for each Customer have definite capacity, and no addition to the equipment or load connected thereto will be allowed except by consent of Columbus Light and Water. Failure to give notice of additions or changes in load and to obtain Columbus Light and Water's consent for same shall render Customer liable for any damage to any of Columbus Light and Water's lines or equipment caused by the additional or changed installation.

19.
Standby and Resale Service: All purchased electric, water, or sewer service (other than emergency or standby service) used on the premises of Customer shall be supplied exclusively by Columbus Light and Water, and Customer shall not, directly or indirectly, sell, sublet, assign, or otherwise dispose of the electric or water service or any part thereof.

20.
Notice of Trouble: Customer shall notify Columbus Light and Water immediately should the service be unsatisfactory for any reason, or should there be any defects, trouble, or accidents affecting the supply of electricity, water, or sewer. Such notices, if verbal, should be confirmed in writing.

21.
Non-Standard Service: Customer shall pay the cost of any special installation necessary to meet his peculiar requirements for service. This includes, but is not limited to any voltage other than standard

Columbus Light and Water Rules and Regulations - MAY, 2016

voltages, or for the supply of closer voltage regulation than required by standard practice and fire protection requirements.

22.
Meter Tests: Columbus Light and Water will, at its own expense, make periodical test and inspections of its meters in order to maintain a high standard of accuracy. Columbus Light and Water will make additional tests or inspections of its meters at the request of Customer. If test made at Customer's request show that the meter is accurate within two (2%) percent, slow or fast, no adjustment will be made in Customer's bill, and Columbus Light and Water's standard testing charge will be paid by Customer. In case the test shows meter to be in excess of two percent (2%} fast or slow, an adjustment shall be made to Customer's bill over a period of not over thirty (30) days prior to date of such test, and cost of making test shall be borne by Columbus Light and Water. In the case of three phase metering, adjustment are subject to be made over a period not to exceed twelve (12) months.

23.
Relocation of Columbus Light and Water equipment: Columbus Light and Water shall at the request of Customer, relocate or change existing Columbus Light and Water -owned equipment. Customer shall reimburse Columbus Light and Water for such changes at actual cost including appropriate overheads.

24.
Billing Adjusted to Standard Periods: The demand charges and the blocks in the energy charges set forth in the rate schedules are based on billing periods of approximately one month. In the case of the first billing of new accounts (temporary service and other seasonal customers excepted) and final billings of all accounts (temporary service excepted) where the period covered by the billing involves fractions of a month, the demand charges will be adjusted to a basis proportionate with the period of time during which service is extended.

25.
Information to Consumer: Columbus Light and Water will reasonably inform customers about rates and service practice policies by making such information available upon application for service and at any other time upon request. Columbus Light and Water, on request and subject to additional charges, will provide a statement of the monthly consumption for the prior months if it is reasonably ascertainable. Columbus Light and Water, as it determines appropriate, will utilize channels such as mail, newsletter, newspaper, radio, and television to inform customers about rates (both locally-initiated and initiated by lVA) and service policies. Furthermore, Columbus Light and Water will provide information regarding rates, service practice policies, dispute resolution processes, and guidelines to customers via the website and information including brochures and print media will also be available in our offices.

26.
Termination of Service: Service may not be terminated for nonpayment of a bill except after affording the affected customer due process. Reasonable prior written notice (including notice of available rights and remedies) shall be given before termination of nonpayment. Customer can conta<;t a Customer Service Representative at (662)328-7192 to review the Due Process Procedures for Disputed Bills which are printed on the back of these Rules and Regulations. Included in the due process procedures are steps that will be followed after a Request to Dispute Accuracy of Bill form is properly submitted. (A copy of the Request to Dispute form can be obtained from a Customer Service Representative.) Potential remedies are prefaced with an initial investigation and, if adverse decisions are rendered, follow up escalation steps up to and including initiation of the lVA Complaint Resolution Process.

Columbus Light and Water Rules and Regulations - MAY, 2016

27.
Scope: This Schedule of Rules and Regulations is a part of all contracts for receiving electric, water or sewer service from Columbus Light and Water, and applies to all service received from Columbus Light and Water, whether the service is based upon contract agreement application, or otherwise. A copy of this schedule, together with a copy of Columbus Light and Water's Schedule of Rates and Charges, shall be kept open to inspection at the offices of Columbus Light and Water.

28.
Revisions: These Rules and Regulations may be revised, amended, supplemented, or otherwise changed from time to time, without notice. Such changes when effective shall have the same force as the present Rules and Regulations.

29.
Conflict: In case of conflict between any provision of any rate schedule and the Schedule of Rules and Regulations, the rate schedule shall apply.

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Columbus Light and Water Rules and Regulations - MAY, 2016 Colurnbt_1$�_

DUE PROCESS PROCEDURES FOR DISPUTED BILLS !4/111s1

I.
Give customer written Request to Dispute Accuracy of Bill
A.
Included in Request to Dispute Accuracy of Bill
1.
Contact name and phone number at main office
2.
Last day to pay to avoid termination
3.
Specific details of dispute by service type
B.
Upon receipt of completed Request form
1.
Investigation by Columbus Light and Water personnel
2.
Findings and initial decision rendered to customer in writing within 5 business days
a)
If dispute is successful, amount of adjustment will be quantified and entered to account-net amount to be paid before termination date on Request form
b)
If dispute is unsuccessful, pay bill before termination date on request form -See II.

II.
Options if Unsuccessful Dispute from Investigation
A.
Close request to dispute.

8. Escalate adverse decision rendered from initial investigation to General Manager (GM) for his review

C.
Findings and follow up decision rendered to customer in writing
1.
If dispute is successful, amount of adjustment will be quantified and entered to account for offset against next bill
2.
If dispute is unsuccessful, see Ill.

Ill. Options if Unsuccessful Dispute from GM Review

A.
Close request to dispute
B.
Escalate adverse decision from second review to Board of Commissioners.
1.
Request dispute to be placed on meeting agenda for the next regularly scheduled boa rd meeting
2.
Board will review facts and render decision
C.
Findings and follow up decision rendered to customer in writing
1.
If dispute is successful, amount of adjustment will be quantified and entered to account for offset against next bill
2.
If dispute is unsuccessful, initiate TVA Customer Resolution Process in 1 of 3 ways:
•
Email: complaintresolution@tva.gov OR Call: 1-888-289-8409 OR www.tva.com/complaintresolution